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                                                                    EXHIBIT 3.19

STYROCHEM FINLAND OY - ARTICLES OF ASSOCIATION


1 (S)  NAME AND SEAT OF THE COMPANY

       The name of the company shall be Styrochem Finland Oy and its seat shall be in Helsinki.


2 (S)  FIELD OF ACTIVITY

       The field of activity of the company shall comprise production and sale of polystyrene and polystyrene products as well as development related thereto. The field of activity also comprise control, purchase, leasing and sell of production machines and equipment, real property and industrial property rights relating to the operations as well as other activities related thereto.

       The field of activities also includes purchase and sale of securities as well as granting of loans and guarantees relating to operations of companies of the same group and equivalent foreign companies.


3 (S)  MINIMUM AND MAXIMUM SHARE CAPITAL

       The amount of the minimum share capital of the company is fifteen hundred (15.000) markkas and the amount of maximum share capital is sixty thousand (60.000) markkas, in which limits the share capital may be increased or decreased without having obligation to revise the Articles of Association.


4 (S)  NOMINAL VALUE OF THE SHARES

       The nominal value of each share is one hundred twenty five (125) markkas.


5 (S)  BOARD OF DIRECTORS

       The board of directors comprises at least one (1) and not more than eight
       (8) permanent members. When needed, at least one (1) and not more than four (4) alternate members may be chosen to the board of directors. If less than three (3) permanent members are chosen to the board of directors then at least one (1) and not more than three (3) alternate members shall be chosen.

       The term for which each member of the board is elected shall end at the adjournment of the annual general meeting next following the election of the member.


6 (S)  RIGHT TO SIGN ON BEHALF OF THE COMPANY
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       The name of the company shall be signed by the chairman of the board of directors alone or by persons to whom the board of directors has given the right to sign, or per procuram any person or persons to whom the board of directors has given a written power of attorney.


7 (S)  AUDITORS

       The company shall have as its external auditors an auditing entity or one
       (1) auditor and a deputy auditor. Auditors are elected for the time being.


8 (S)  ACCOUNTING PERIOD

       The accounting period of the company is from 1 January until 31 December. The first accounting period ends 31 December 1997.


9 (S)  INVITATION TO THE SHAREHOLDERS' MEETING

       Invitation to a shareholders meeting must be delivered to each shareholder not earlier than four (4) weeks and not later than eight (8) days prior to the meeting in a written form and a way which can be proved.


10 (S) ANNUAL SHAREHOLDERS MEETING

       Annual shareholders' meeting shall be held within six (6) months from the end of the accounting period on the date determined by the board of directors.

       In such meeting:
       there shall be presented:
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       1    the financial statements of the most recently ended financial year, including the profit and loss statement, balance sheet and annual report,
       2    report of the auditors,

       there shall be decided:
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       3    whether the profit and loss statement and the balance sheet shall be confirmed,
       4    about disposition of the profit or loss confirmed in the balance sheet,
       5    whether to grant a release from liability for the members of the board and, if the company has a managing director, for the managing director
       6    fees for the members of the board and basis of the compensation of travelling costs
       7    other matters which pursuant to law or articles of association must be dealt with by the annual shareholders' meeting,
       8    the number of the members of the board

       there shall be elected:
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       9    the members of the board of directors and
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       10   as needed, an auditing entity, or an auditor and his/her deputy,
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STYROCHEM FINLAND OY - NIMISEN OSAKEYHTION YHTIOJARJESTYS


1 (S)  YHTION TOIMINIMI JA KOTIPAIKKA

Yhtion toiminimi on Styrochem Finland Oy ja kotipaikka Helsinki.


2 (S)  YHTION TOIMIALA

Yhtion toimialana on polystyreenin ja siita tehtyjen tuotteiden valmistus ja myynti, siihen liittyva kehitystyo, toimintaan liittyvien tuotantokoneiden ja laitteiden, kiinteistojen seka teollisoikeuksien hallinnointi, osto, vuokraus ja myynti seka niihin liittyva toiminta. Yhtio voi harjoittaa arvopapereiden ostoa ja myyntia, takausten ja lainojen antoa konserniyhtioiden ja vastaavien ulkomaisten yhtioiden liiketoimintaan liittyen.


3 (S)  VAHIMMAIS - JA ENIMMAISPAAOMA

Yhtion vahimmaispaaoma on viisitoistatuhatta (15.000) markkaa ja enimmaispaaoma kuusikymmentatuhatta (60.000) markkaa, joissa rajoissa osakepaaomaa voidaan korottaa tai alentaa yhtiojarjestysta muuttamatta.


4 (S)  OSAKKEIDEN NIMELLISARVO

Osakkeiden nimellisarvo on satakaksikymmentaviisi (125) markkaa.


5 (S)  HALLITUS

Yhtiolla on hallitus, johon kuuluu yhdesta (1) kahdeksaan (8) varsinaista jasenta. Varajasenia hallitukseen voidaan tarvittaessa valita yhdesta (1) neljaan (4). Mikali hallitukseen valitaan vahemman kuin kolme varsinaista jasenta on valittava yhdesta (1) kolmeen (3) varajasenta.

Hallituksen jasenten toimikausi paattyy vaalia ensiksi seuraavan varsinaisen yhtiokokouksen paattyessa.


6 (S)  TOIMINIMEN KIRJOITUS

Yhtion toiminimen kirjoittaa hallituksen puheenjohtaja Yksin tai henkilot, joille hallitus antaa toiminimen Kirjoitusoikeuden tai per procuram henkilo tai henkilot, Joille yhtion hallitus on antanut kirjallisen valtuutuksen.


7 (S)  TILINTARKASTAJAT
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Yhtiossa on varsinaisena tilintarkastajana tilintarkastusyhteiso tai yksi varsinainen tilintarkastaja ja hanella yksi varamies.

Tilintarkastaja valitaan tehtavaansa toistaiseksi.


8 (S)  TILIKAUSI

Yhtion tilikausi on 01.01. 31.12. kuitenkin siten, etta yhtion ensimmainen tilikausi paattyy 31.12.1997.


9 (S)  KOKOUSKUTSU

Kutsu yhtiokokoukseen on toimitettava osakkeenomistajille todistettavasti kirjallisesti aikaisintaan nelja viikkoa ja viimeistaan kahdeksan paivaa ennen kokousta.


10 (S)  VARSINAINEN YHTIOKOKOUS

Varsinainen yhtiokokous on pidettava vuosittain hallituksen maaraamana paivana kuuden kuukauden kuluessa tilikauden paattymisesta.

Kokouksessa on:

Esitettava:
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1   tilinpaatos, joka kasittaa tuloslaskelman, taseen ja
    toimintakertomuksen;
2   tilintarkastuskertomus;

paaettava:
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3   tuloslaskelman ja taseen vahvistamisesta;
4 toimenpiteista, joihin vahvistetun taseen mukainen voitto tai tappio antaa aihetta;
5   vastuuvapaudesta hallituksen jasenille ja toimitusjohtajalle;
6   hallituksen jasenen palkkiosta ja matkakustannusten korvausperusteista;
7 muista asioista, jotka lain tai yhtiojarjestyksen mukaan kuuluvat varsinaiselle yhtiokokoukselle.
8   hallituksen jasenten lukumaarasta;

valittava:
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9   hallituksen jasenet seka
10  tarvittaessa tilintarkastusyhteiso tai tilintarkastaja ja hanelle varamies.